Exhibit 10.1

Executive Director Employment Agreement

The Employment Agreement (hereinafter referred to as the “Agreement”) entered into on October 4, 2022 in Hangzhou City, the parties are:

Party A: Roan Holdings Group Co., Ltd. (hereinafter “Company”)

Address: 147 Ganshui Lane, Yuhuangshannan Fund Town, Shangcheng District, Hangzhou, Zhejiang, 310002, China.

Party B: Wenhao Wang (the “employee”)

Address: Room 401, Unit 2, No 3 Building, Longhu Chunjiang Yueming, Xiaoshan District,

Hang Zhou City, Zhejiang, China.

1.	POSITION AND RESPONSIBILITIES

1.1 Positions. Executive Director

1.2 Duty. Company will provide the employee with a job description outlining the duties and obligations of employee at work.

1.3 Other activities. During employment period, the employee shall make its best time, energy and ability to fulfill his duties, to diligence, loyalty and conscientious and with responsible attitude to promote the development of business and should be of its own best efforts to promote the interests of the Company.

1.4 No conflict. Employee represents and warrants that, the employee signed this Agreement, to accept the Company to employ and discharge its responsibilities under this Agreement does not violate the employee may have to other employers, individuals or institutions any obligation, including any other individual or agency specifically or confidential information which has any obligations.

1.5 Holiday. In accordance with applicable laws, regulations, and this Agreement, the employee shall be entitled to the minimum annual leave and statutory holidays under the Labor Law in China.

1.6 Working hours. Employee shall principally work in Hangzhou, Zhejiang and Beijing and other cities of China with requirement of working from Monday through Friday from 09:00 a.m. to 17:30 p.m. Employee’s work hours shall be mainly for the purpose of meeting the needs of the Company. The CEO may change the working hours of the employee as required.

1.7 Place of work. Place of work shall be mainly in Hangzhou City.

2.	COMPENSATION

2.1 Compensation. Employee shall receive US$ 20,000 annum paid by the common stock of the company as compensation based on operating and management performance.

2.2 Tax. Employee shall be responsible for his own taxes.

3.	AGREEMENT PERIOD

3.1 Agreement period. After signing, the Agreement is valid for one (1) year (“Term”) unless earlier terminated in accordance with the provisions of this Agreement.

3.2 Agreement renewal. At least thirty (30) days before the expiry of the Agreement, the Company and employee can renew the Agreement, or the Company upon written notice to employee can refuse to renew the Agreement. If the Company decides to renew the Agreement, the employee should decide before the expiry of the Agreement to accept or reject the renewal. If the employee fails to respond before the expiration of the Agreement, it should be regarded as the employee agrees that the Agreement duration was renewed, and the terms and conditions of this Agreement will be the same.

4.	LABOR DISCIPLINE

4.1 Labor discipline. Employee shall abide by the terms of this Agreement and the Company developed all of the relevant provisions of the labor discipline in the employee handbook or other document listed in the other work systems and procedures. Executive or employee shall comply with the rules and regulations.

4.2 Communication with the outside world. Without the Company’s prior approval or authorization, the employee cannot communicate with any other party for terms and working conditions on the job, the Company’s business and related matters.

5.	TO TERMINATE THE AGREEMENT BY THE COMPANY

5.1 Dismissal without notice. If any one of the following conditions occurs, the Company can at any time dismiss an employee without notice:

(a)	Serious violation of Company rules and regulations;

(b)	Serious dereliction of duty or practices graft, causing significant harm to the interests of the company;

(c)	Be held criminally responsible.

5.2 Dismissal after notice. Any of the following circumstances, the Company can make written notice of thirty (30) days prior dismissal of employee:

(a)	Employee with non-occupational diseases or non-work related injury, medical treatment period expires, and still cannot perform the original work, and cannot perform other works arranged by the Company;

(b)	Employee cannot reach an appropriate level of performance, even after training or work;

(c)	The circumstances at the conclusion of the Agreement have changed significantly, resulting in inability to perform the Agreement, even though The Company in consultation with the employee;

(d)	In order to avoid bankruptcy of the Company, or because of serious difficulties in operations, management needs to cut staff, after consultation with the staff union or employee provided that it is compliance with other relevant law; or

(e)	Relevant laws or regulations in other circumstances.

5.3 Compensation. If the Company pursuant to Article 5.2 of the dismissal of employee, the Company in accordance with relevant laws and regulations shall pay economic compensation to employee.

6.	TERMINATE THE AGREEMENT BY EMPLOYEE

6.1 Resigned after notification. Employee can terminate the employment relationship by giving thirty (30) days written notice to the Company. If the employee resigns by this method, the Company has no obligation to any financial compensation paid to employee.

6.2 Resignation without notice. Notwithstanding the provisions of Article 6.1, an employee can at any time terminate the Agreement without notice to the resignation of the Company:

(a)	Company does not provide a safe working environment;

(b)	Company under this Agreement is not timely, full payment of remuneration or provides working conditions;

(c)	Company violates laws and administrative regulations, violation of employee benefits; or

(d)	Applicable laws or regulations in other circumstances.

6.3 Financial compensation. If an employee resigns pursuant to section 6.2, the Company shall pay economic compensation to employee in according to the relevant legal provisions.

7.	OBLIGATIONS AFTER TERMINATION OF THE AGREEMENT

7.1 Return of property. Employee agrees that employee whose employment is provided during the period, or created or produced by employee of all property (including, without limitation, all equipment, tangible proprietary information, documents, records, records, Agreements and computer-generated materials) are the property of Company, and should be returned to the Company immediately when the Agreement is terminated.

7.2 Resign. After the termination of the employment relationship, employee shall cooperate with the Company for its work of finishing appropriate works and orderly transfer of work to other employee.

8.	PRIVACY POLICY

8.1 Confidential information. Employee represents, warrants and undertakes that, without prior written consent by the Company, employee shall not disclose to any third parties or use for purposes other than performing their duties employee any intellectual property rights, management and business model, customers, vendors, employee and other sources as well as the relationship between the entities any information (hereinafter referred to as “Confidential Information”) from which the employee acquires during his employment period.

9.	APPLICABLE LAW AND DISPUTE RESOLUTION

9.1 Applicable law. This Agreement, the implementation and interpretation and dispute settlement should apply the laws of China.

9.2 Dispute Resolution. Both sides should resolve the labor dispute in accordance with the following procedures:

(a)	The two sides should first resolve any dispute that occurs during the performance of this Agreement through negotiation and mediation.

(b)	If the negotiation and mediation is unsuccessful, both parties should go to the company’s local labor dispute arbitration committee for arbitration; either party refuses to accept the ruling of labor dispute arbitration committee, both parties should go to the people’s court according to law.

10.	OTHER

10.1 Amendments. Without the signed writing by the authorized representatives of employee and the Company, there should not be any amendment or changes to this Agreement. Failure to exercise any right under the Agreement does not constitute a waiver of that right.

10.2 Notice. Under this Agreement, any notice must be made in writing to the appropriate address, listed on the first page of this Agreement, of employee and the Company. Notice under this Agreement shall be in effect under the following circumstances: (a) when delivered by hand and to be served personally; (b) When delivery by overnight delivery or registered mail, the time of receipt of a written receipt; or (c) when sent by e-mail or fax, when confirmation of receipt of electronic transmission. The employee has obligation to notice in writing of any change of its address. Notice of change of address is valid only to be served in accordance with the above circumstances.

10.3 Complete the Agreement. The Agreement is the subject of the Agreement the two sides reached the final, complete and exclusive Agreement, and replaces, and merge the two sides before or at the same time the subject of this Agreement the reach of all oral or written statements, negotiations, proposals, negotiations , conditions, communications and conventions, and habits of all previous transactions, and industry practice.

10.4 Agreement. Two (2) original Agreements is signed, each party hold an original.

IN WITNESS WHEREOF, the parties hereto the date first above stated signed this Agreement.

Company: Roan Holdings Group Co., Ltd.

By:
Name:	Junfeng Wang
Its:	Chairman of the Board

Employee:	Wenhao Wang

Signature:

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